                                                                    EXHIBIT 10.8

April 24, 1998


Sam Spadafora
19188 Crisp Avenue
Saratoga, CA 95070

Re: Employment at Chordiant Software, Inc.

Dear Sam:

Chordiant Software, Inc. (the "Company" or "Chordiant") is pleased to offer you the position of President and Chief Executive Officer on the terms described below:

1. As President and CEO of Chordiant, you will work in Palo Alto, California and perform the duties customarily associated with this position, and such duties as may be assigned to you by the Company's Board of Directors. Your start date will be June 1, 1998.

2. Your initial base salary will be $250,000 per year, less standard deductions and withholdings, paid semi-monthly. Starting in 1999, you will be eligible for a $200,000 incentive bonus at the discretion of the Board based on annualized objectives to be established by the Board for your position. As with all executives, receipt of year-end bonus will be subject to the achievement of our annual financial plan and individual management objectives. For 1998, you will be eligible for a $125,000 incentive bonus based on revised annualized objectives established by the Board after your employment with the Company commences. You will also receive a $100,000 hiring bonus, less standard deductions and withholdings. This hiring bonus will be paid in equal payments on the Company's ordinary payroll dates over a four-month period starting on September 1, 1998, provided that your employment with the Company does not terminate for any reason.

3. Upon approval by the Board (which approval will be on or about the date your employment commences with Chordiant), (i) the Company will grant to you a stock option (the "Stock Option") under the terms of the Company's 1997 Equity Incentive Plan (the "Plan") and (ii) you will be appointed as a member of the Company's Board of Directors. To the maximum extent possible, the Stock Option will be an "incentive stock option" (as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended). The number of shares subject to the Stock Option shall be 3,615,300, equal to approximately 7% of the outstanding shares of the Company, including all outstanding options. The stock option will have an exercise price equal to the fair market value of Chordiant Common Stock on the date of grant and will vest over three years, with one-sixth vesting after your first six months of employment, and five-sixths vesting in equal monthly installments during the remaining 30 months. In the event of: (a) a sale of substantially all of the assets of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation, or (c) the transfer of more than 50% of the voting interests of the Company (each a "Change in Control"), then you will immediately vest in 50% of the then unvested shares on the closing date of such Change in Control. Other terms of the stock option will be consistent with the Company's Plan, this offer letter and the terms of the Company's standard form of incentive stock option agreement. From time to time, the Board reviews the outstanding option grants for senior Company executives and may issue additional options in the future at its discretion.

4. The Company will reimburse you for reasonable documented business expenses pursuant to Company policy. In addition to your salary and incentive compensation, you will be eligible for the following Company benefits consistent with Company policy: three weeks of vacation per year, $1,000,000 keyman life insurance, and medical and dental coverage. Dependent medical and dental coverage is also available, paid in part by the Company and in part by you, in accordance with Chordiant policy. Details about these benefits are provided in the Associate Handbook and Summary Plan Descriptions. Of course, the Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

5. You will be expected to abide by all of the Company's policies and procedures. As a further condition of your employment, you agree to refrain from any unauthorized use or disclosure of the Company's proprietary or confidential information or materials. You also agree to sign and comply with the Company's Proprietary Information and Inventions Agreement (attached). By accepting this offer, you are representing that you are not a party to any agreement or subject to any restrictions (e.g., a non-compete) with any third party or prior employer that would conflict with or inhibit your performance of your duties with Chordiant.

6. Either you or the Company may terminate your employment relationship at any time for any reason whatsoever, with or without cause or advance notice. If the Company terminates your employment without cause at any time, (i) the Company will: (a) make severance payments to you in the form of continuation of your base salary in effect on the termination date for 12 months following the termination date, payable on the Company's ordinary payroll dates, subject to standard payroll deductions and withholdings; and (b) if you elect continued coverage under COBRA, the Company will pay your COBRA premiums for up to 12 months, provided, however, that the Company's obligation to make these payments will cease immediately if you become eligible for other health insurance benefits at the expense of a new employer; and (ii) the vesting under the Stock Option will be automatically accelerated so that you will immediately vest in 50% of the then unvested shares. As a condition to your right to receive any of the payments or benefits provided above you agree that you shall provide to the Company a full release and waiver of any claims or rights against the Company or related parties, in a form acceptable to the Company.

7. If you resign or your employment is terminated for cause, all compensation and benefits will cease immediately, and you will receive none of the items listed under items (a) through (d) of paragraph 6 above. For purposes of this letter agreement, "cause" means misconduct, including: (a) conviction of any felony or an crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against the Company; (c) willful breach of the Company's policies; (d) intentional damage to the Company's property; (e) material breach of this Agreement or your Proprietary Information and Inventions Agreement; or (f) conduct by you that, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve. Physical or mental disability will not constitute cause.

8. This letter constitutes the complete, final and exclusive embodiment of the entire agreement between you and Chordiant with respect to the terms and conditions of your employment. In entering into this agreement, neither party is relying upon any promise or representation, written or oral, other than those expressly contained herein, and this agreement supersedes any other such promises, representations or agreements. It may not be amended or modified except in a written agreement signed by you and a duly authorized Company officer. As required by law, this offer of employment is subject to proof of your right to work in the United States.

If you choose to accept our offer as described above, please sign below and return this letter to me by the close of business on May 4, 1998.

I am enthusiastic about the prospect of your leading the Chordiant team, and look forward to working with you to build an outstanding Company.

                              Very truly yours,

                              Chordiant, Inc.

                                  /s/ Kathryn Gould
                              By: Kathryn Gould
                                  Director


Attachment A - Proprietary Information and Inventions Agreement


Agreed and Accepted:

By: /s/ Sam Spadafora
    _________________________
    Sam Spadafora

Date: 5/4/98
      _______________________

                                       3